Darren DeStefano
(703) 456-8034
ddestefano@cooley.com

December 8, 2008

Micromet, Inc.
6707 Democracy Blvd., Suite 505
Bethesda, MD 20817

Re:	Micromet, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Micromet, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 10,524,109 shares of the Company’s common stock, par value $0.00004 per share (the “Shares”) issuable to the selling stockholder named therein (the “Selling Stockholder”). The Shares include (i) up to 10,104,109 shares of the Company’s common stock, par value $0.00004 per share (the “Agreement Shares”), that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated as of December 1, 2008, by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 420,000 shares of the Company’s common stock, par value $0.00004 per share (the “Warrant Shares”), issuable upon the exercise of outstanding Warrants issued to the Selling Stockholder (the “Warrants”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Company’s Board of Directors by unanimous written consent as of November 28, 2008, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrants, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Darren K. DeStefano

Darren K. DeStefano, Esq.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM